                                Exhibit 99.1

ADT Reports Fourth Quarter and Full Year 2024 Results

Strong full year earnings growth; GAAP EPS up 40%, Adjusted EPS up 25%
GAAP operating cash flows up 14%, Adjusted Free Cash Flow including interest rate swaps up 42%
Record recurring monthly revenue and customer retention
Returned $423 million to shareholders and continued leverage reduction
Maintaining momentum into 2025 with strong cash flow and new $500 million share repurchase plan

BOCA RATON, Fla., Feb. 27, 2025 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today reported results for the fourth quarter and full year of 2024.

Financial highlights for the fourth quarter and full year are below with variances on a year-over-year basis unless otherwise noted. Results of the former commercial and solar segments are presented as discontinued operations, except for cash flow measures.
Fourth Quarter 2024
•Total revenue increased by 8% to $1.3 billion and end-of-period recurring monthly revenue (RMR) increased 2% to $359 million ($4.3 billion on an annualized basis)
•Record customer retention with gross revenue attrition of 12.7%; revenue payback at 2.2 years
•GAAP income from continuing operations of $197 million, or $0.21 per diluted share, up $90 million
•Adjusted income from continuing operations of $176 million, or $0.20 per diluted share, up $8 million
Full Year 2024
•GAAP income from continuing operations of $619 million, or $0.66 per diluted share, up $169 million
•Adjusted income from continuing operations of $685 million, or $0.75 per diluted share, up $136 million
•Net cash provided by operating activities of $1.9 billion, up 14%; Adjusted Free Cash Flow (including interest rate swaps) of $744 million, up 42%
“We delivered strong 2024 results including a record-high recurring monthly revenue balance, record customer retention, and very strong cash generation. All delivered while continuing to invest in ADT’s future which includes the launch of our proprietary ADT+ platform enabling unique and differentiated customer offerings such as Trusted Neighbor. Our successful 2024 performance is a testament to the dedication of our nearly 13,000 employees and approximately 140 dealer partners who are committed to serving our customers,” said ADT Chairman, President and CEO, Jim DeVries. “We are maintaining this momentum into the new year, anchored in our plans to again deliver solid growth in cash flow and earnings per share. ADT remains focused on generating value for our shareholders, customers and employees, and we look forward to a successful 2025.”

2024 Business Highlights
•Re-defining Smart Security – In 2024, ADT continued the rollout of its new proprietary ADT+ platform, a next-generation smart home security offering that integrates professional monitoring with Google Nest devices, in an easy to use, all-in-one experience. Trusted Neighbor, a new service that lets customers grant secure, temporary access to their homes through the ADT+ app, launched in the third quarter 2024.
•ADT Remote Assistance – The ADT Remote Assistance program continues to generate high customer satisfaction at a lower cost while eliminating thousands of vehicle trips. In the fourth quarter 2024, more than 50% of ADT service requests were virtual.
•ADT Home Security Program for State Farm – ADT’s program for State Farm customers is available in 17 states, with solutions in select states focused on leak detection and self-setup alternatives. Building on learnings and customer feedback from earlier pilot launches, ADT continues to develop tailored packages focused on proactive risk detection and strong customer protection.
•Alarm Scoring live nationwide – ADT is the first company to adopt and implement Alarm Validation Scoring Standard (AVS-01) at the national level. AVS-01 uses historical and real-time information to provide first responders with crucial details, including the severity of the threat, that can help them quickly determine a well-informed plan of action.
•Monitoring Center of the Year – ADT won The Monitoring Association’s Monitoring Center of the Year award, recognizing ADT’s significant contribution to the alarm industry and demonstration of exceptional customer service.
•ADT+ app scores high rating – The ADT+ app has received consistently high ratings and is one of the highest-rated apps in the home security and smart home category, averaging 4.8 stars across thousands of reviews in the Apple App Store and Google Play store.
•Home Security Innovation of the Year – Trusted Neighbor was named “Home Security Innovation of the Year” at the 9th annual IoT Breakthrough Awards. This recognition underscores ADT’s commitment to advancing home security technology and reimagining how ADT connects and protects customers.
•ADT named most trusted brand – For the sixth consecutive year, ADT earned the title of most trusted home security system brand in a study based on consumer ratings conducted by Lifestory Research.
•ADT’s 150th birthday – In August, ADT proudly celebrated its 150th birthday. Employees celebrated by ringing the opening bell at the New York Stock Exchange and partnering with community groups and first responders to showcase ADT’s commitment to keeping every neighborhood in America safe.
•When Every Second Counts – ADT introduced its new brand promise: When Every Second Counts. With this introduction, ADT launched new advertisements on major television networks and streaming services contributing to customer momentum throughout the year.

Results of Continuing Operations (1)(2)

(in millions, except revenue payback, attrition, and per share data)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
	GAAP
Monitoring and related services	$1,085	$1,054	$32	3%	$4,293	$4,179	$114	3%
Security installation, product, and other	175	119	56	48%	605	474	131	28%
Total revenue	$1,260	$1,172	$88	8%	$4,898	$4,653	$246	5%

Income (loss) from continuing operations	$197	$107	$90	84%	$619	$450	$169	38%
Income (loss) from continuing operations per share - diluted	$0.21	$0.11	$0.10	91%	$0.66	$0.47	$0.19	40%

Net cash provided by (used in):
Operating activities	$460	$412	$48	12%	$1,885	$1,658	$227	14%
Investing activities	$(261)	$1,231	$(1,492)	N/M	$(1,295)	$242	$(1,538)	N/M
Financing activities	$(199)	$(1,869)	$1,669	89%	$(515)	$(2,144)	$1,628	(76)%

	Non-GAAP Measures
Adjusted EBITDA from continuing operations	$653	$627	$26	4%	$2,578	$2,481	$97	4%
Adjusted income (loss) from continuing operations	$176	$168	$8	5%	$685	$549	$136	25%
Adjusted diluted income (loss) per share from continuing operations	$0.20	$0.18	$0.02	11%	$0.75	$0.60	$0.15	25%
Adjusted Free Cash Flow (including interest rate swaps)	$224	$117	$106	91%	$744	$525	$219	42%

	Other Measures
Trailing twelve-month revenue payback					2.2 years	2.1 years	0.1 years	5%
Trailing twelve-month gross customer revenue attrition					12.7%	12.9%	(20) bps	N/A
RMR					$359	$353	$6	2%
Total revenue was $1,260 million for the fourth quarter and $4,898 million for the full year, up 8% and 5%, respectively. Monitoring and related services (M&S) revenue growth was primarily driven by an increase in average prices. Security installation, product, and other revenue increased primarily due to a higher mix of professionally installed systems at higher average prices in connection with the transition to our ADT+ platform and higher amortization of deferred subscriber acquisition revenue under the Company-owned sales model.
Income from continuing operations for the fourth quarter was $197 million, or $0.21 per diluted share, up $90 million. Income from continuing operations for the full year was $619 million, or $0.66 per diluted share, up $169 million. For the quarter and full year, this was primarily attributable to continued growth in revenues and associated margins and lower net interest expense, partially offset by an increase in the allowance for credit losses. In addition, full year included a charge and the prior year included a credit related to legal settlements.
Adjusted income from continuing operations for the fourth quarter was $176 million, or $0.20 per diluted share, up $8 million, and adjusted income from continuing operations for the full year was $685 million, or $0.75 per diluted share, up $136 million. For both periods, this was primarily driven by the same factors noted above.

Balance Sheet and Cash Flow
Net cash provided by operating activities during the fourth quarter was $460 million, up $48 million or 12%, primarily driven by lower cash interest resulting from debt reduction, improved operating performance, and lower cash usage due to the exit of the solar business, partially offset by the timing of payments and receipts. Adjusted Free Cash Flow (including interest rate swaps) increased by $106 million due to the drivers above as well as a prior year strategic bulk account purchase, which was partially offset by the timing of net proceeds from the receivables facility.
Net cash provided by operating activities for the full year was $1,885 million, up $227 million or 14%, primarily driven by lower cash interest resulting from debt reduction, improved operating performance, timing of payments and receipts, and lower cash usage due to the exit of the solar business, partially offset by legal settlements and the results of the commercial business included in the prior year. Adjusted Free Cash Flow (including interest rate swaps) increased by $219 million for the year.
Total cash and cash equivalents as of December 31, 2024 were $96 million, and no amounts were outstanding under the Company’s First Lien Revolving Credit Facility.
In the fourth quarter, the Company paid dividends of $50 million bringing total dividend payments for the full year to $182 million, up more than 40% versus the prior year. During 2024, the Company repurchased 36 million of its shares for a total of $241 million. Total capital returns, including share repurchases and dividends, totaled $423 million for 2024.
In January 2025, the Company repurchased an incremental 15 million shares for $104 million. Since January 2024, the Company has repurchased 51 million shares for an aggregate price of $345 million.
During 2024, the Company completed several transactions reducing debt by $100 million, increasing commitment on the First Lien Revolving Credit Facility by $225 million and extending its maturity, and reducing the interest spread on its First Lien Term Loan B by 25 basis points.
In February 2025, the Company issued a notice of partial redemption for $500 million of the First Lien Notes due 2026, which will be redeemed on March 9, 2025. Prior to the issuance of this notice, certain lenders provided commitments to fund a new $600 million first lien seven-year term loan facility, which is expected to close on or around March 7, 2025. The Company intends to use proceeds of this new facility for the partial redemption of the First Lien Notes due 2026 among other general corporate purposes.

2025 Financial Outlook
The Company is providing the following financial guidance for 2025.

(in millions, except per share data)
Total Revenue	$5,025 - $5,225
Adjusted EBITDA	$2,650 - $2,750
Adjusted EPS	$0.77 - $0.85
Adjusted Free Cash Flow (including interest rate swaps)	$800 - $900
The Company is not providing forward-looking guidance for U.S. GAAP financial measures other than Total Revenue or a quantitative reconciliation to the most directly comparable GAAP measure for its non-GAAP financial guidance shown above because the GAAP measures cannot be reliably estimated and the reconciliations cannot be performed without unreasonable effort due to their dependence on future uncertainties and adjusting items that the Company cannot reasonably predict at this time but which may be material. Please see "Non-GAAP Measures" for additional information.

Total Revenue, Adjusted EBITDA, and Adjusted EPS reflect continuing operations only. Adjusted Free Cash Flow excludes all remaining cash flows attributable to the discontinued solar business.
Dividend Declaration
Effective Feb. 27, 2025, the Company’s Board of Directors declared a cash dividend of $0.055 per share to holders of the Company’s Common Stock and Class B Common Stock of record as of Mar. 13, 2025. This dividend will be paid on Apr. 3, 2025.
Share Repurchase Plan
On Feb. 27, 2025, the Company's Board of Directors announced a share repurchase plan (the “2025 Share Repurchase Plan”), pursuant to which the Company is authorized to repurchase, through April 30, 2026, up to a maximum aggregate amount of $500 million of shares of Common Stock. The 2025 Share Repurchase Plan allows the Company to purchase Common Stock from time to time in one or more open market or privately negotiated transactions, including pursuant to Rule 10b5-1 or Rule 10b-18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or pursuant to one or more accelerated share repurchase agreements, subject to certain requirements and factors.
The Board of Directors may periodically review the outstanding amount authorized under the Share Repurchase Plan as part of its capital allocation strategy.

_____________________

(1)
All variances are year-over-year unless otherwise noted. The Company sometimes presents various non-GAAP and other operating measures. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow (including interest rate swaps), Adjusted Income (Loss), Adjusted Diluted Income (Loss) per share (or, Adjusted EPS), Net Debt, and Net Leverage Ratio are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of the terms and reconciliations to the most comparable GAAP measures for those measures included herein. Operating metrics such as Gross Customer Revenue Attrition, Unit Count, RMR, Gross RMR Additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems. Results of the commercial and solar businesses are presented as discontinued operations. Except for cash flow measures, and unless otherwise noted, amounts herein reflect the results of the Company’s continuing operations only.

(2)	Amounts may not sum due to rounding.

Conference Call
As previously announced, management will host a conference call at 10 a.m. ET today to discuss the Company’s fourth quarter and full year 2024 results and lead a question-and-answer session. Participants may listen to a live webcast through the investor relations website at investor.adt.com. A replay of the webcast will be available on the website within 24 hours of the live event.
Alternatively, participants may listen to the live call by dialing 1-800-715-9871 (domestic) or 1-646-307-1963 (international), and providing the access code 4948265. An audio replay will be available for one week following the call, and can be accessed by dialing 1-800-770-2030 (domestic) or 1-609-800-9909 (international), and providing the access code 4948265.
A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website. From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.
About ADT Inc.
ADT provides safe, smart and sustainable solutions for people, homes and small businesses. Through innovative offerings, unrivaled safety and a premium customer experience, all delivered by the largest networks of smart home security professionals in the U.S., we empower people to protect and connect to what matters most. For more information, visit www.adt.com.

Investor Relations:	Media Relations:
investorrelations@adt.com Tel: 888-238-8525	media@adt.com

Forward-Looking Statements
ADT has made statements in this press release that are forward-looking and therefore subject to risks and uncertainties, including those described below. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to, among other things, the Company’s repurchases of shares of its common stock under the 2025 Share Repurchase Plan; the expected costs, benefits and timing of the implementation of the Company’s new enterprise resource planning (ERP) system; timing of the Company’s dividend payment declared on February 27, 2025; the Company’s expected future financial results, including the Company’s ability to reduce debt or improve leverage ratios, or to achieve or maintain its long-term leverage goals; the integration of strategic bulk purchases of customer accounts; the Company’s outlook and/or guidance, which includes Total Revenue, Adjusted EBITDA, Adjusted Diluted Income (Loss) per Share (“Adjusted EPS”) and Adjusted Free Cash Flow (including interest rate swaps); any stated or implied outcomes with regard to the foregoing; the expected timing of the Company’s partial redemption of $500 million of its First Lien Notes due 2026; expectations regarding the Company’s new first lien seven-year term loan facility (the “New Term Loan”), including timing and use of proceeds of the New Term Loan; the expected benefits of the Company’s products and services; the expectations, plans and objectives of management; and other matters. Without limiting the generality of the preceding sentences, any time we use the words “ongoing,” “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “possible,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “potential,” “outlook,” “goals,” “objectives,” “targets,” “planned,” “projects,” and, in each case, their negative or other various or comparable terminology, and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. We caution that these statements are subject to risks and uncertainties, many of which are outside of the Company’s control and could cause future events or results to be materially different from those stated or implied in this press release, including, among others, factors relating to risks and uncertainties regarding the benefits and any difficulties with respect to the effect of the Company’s divestiture of its commercial business (the “Commercial Divestiture”) and the Company’s exit from its residential solar business (the “ADT Solar Exit”), including that the costs of the ADT Solar Exit may exceed the Company’s best estimates; the Company’s ability to maintain and grow the Company’s existing customer base and to integrate strategic bulk purchases of customer accounts; activity in repurchasing shares of ADT’s common stock under the authorized 2025 Share Repurchase Plan; dividend rates or yields for any future quarter; the Company's ongoing assessments of the impacts of cybersecurity attacks; the Company's expectations regarding its ability to effectively implement counter measures intended to safeguard the Company’s information technology assets and operations; the impact of cybersecurity incidents on the Company's relationships with customers, employees and regulators; the Company’s ability to coordinate effectively with its third party business partners to address any cybersecurity incidents; legal, reputational and financial risks resulting from any cybersecurity incidents; and that any future, or still undetected, cybersecurity related incident, whether an attack, disruption, intrusion, denial of service, theft or other breach could result in unauthorized access to, or disclosure of, data, resulting in claims, costs and reputational harm that could negatively affect actual results of operations or financial condition; any material changes to the valuation allowances the Company takes with respect to its deferred tax assets; the timing and closing of the New Term Loan; the Company’s ability to effectively implement its strategic partnerships with State Farm or Google, including, commercializing products or utilizing any of the amounts invested in the Company or provided by State Farm for research and development or other purposes; and risks that are described in the Company’s most recently filed Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in those reports, and in the Company’s other filings with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise unless required by law.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data) (Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Revenue:
Monitoring and related services	$1,085	$1,054	$32	3%	$4,293	$4,179	$114	3%
Security installation, product, and other	175	119	56	48%	605	474	131	28%
Total revenue	1,260	1,172	88	8%	4,898	4,653	246	5%
Cost of revenue (exclusive of depreciation and amortization shown separately below):
Monitoring and related services	157	152	5	3%	617	604	13	2%
Security installation, product, and other	78	33	44	133%	230	147	82	56%
Total cost of revenue	234	185	50	27%	847	752	95	13%
Selling, general, and administrative expenses	371	347	24	7%	1,476	1,348	129	10%
Depreciation and intangible asset amortization	341	327	14	4%	1,343	1,335	7	1%
Merger, restructuring, integration, and other	9	7	3	39%	24	39	(15)	(38)%
Operating income (loss)	305	307	(2)	(1)%	1,208	1,179	29	2%
Interest expense, net	(82)	(169)	87	51%	(441)	(570)	129	23%
Loss on extinguishment of debt	—	(14)	14	N/M	(5)	(17)	12	N/M
Other income (expense)	4	10	(6)	(64)%	53	12	41	N/M
Income (loss) from continuing operations before income taxes and equity in net earnings (losses) of equity method investee	227	134	93	69%	815	604	211	35%
Income tax benefit (expense)	(29)	(41)	11	28%	(196)	(161)	(35)	(22)%
Income (loss) from continuing operations before equity in net earnings (losses) of equity method investee	197	93	104	N/M	619	444	176	40%
Equity in net earnings (losses) of equity method investee	—	14	(14)	N/M	—	7	(7)	N/M
Income (loss) from continuing operations	197	107	90	84%	619	450	169	38%
Income (loss) from discontinued operations, net of tax	(7)	469	(476)	N/M	(118)	13	(131)	N/M
Net income (loss)	$190	$576	$(386)	(67)%	$501	$463	$38	8%

Common Stock:
Income (loss) from continuing operations per share - basic	$0.22	$0.12			$0.69	$0.49
Income (loss) from continuing operations per share - diluted	$0.21	$0.11			$0.66	$0.47

Net income (loss) per share - basic	$0.21	$0.63			$0.56	$0.51
Net income (loss) per share - diluted	$0.20	$0.59			$0.52	$0.48

Weighted-average shares outstanding - basic	832	858			847	857
Weighted-average shares outstanding - diluted	895	919			909	919

Class B Common Stock:
Income (loss) from continuing operations per share - basic	$0.22	$0.12			$0.69	$0.49
Income (loss) from continuing operations per share - diluted	$0.21	$0.11			$0.66	$0.47

Net income (loss) per share - basic	$0.21	$0.63			$0.56	$0.51
Net income (loss) per share - diluted	$0.20	$0.59			$0.52	$0.48

Weighted-average shares outstanding - basic	55	55			55	55
Weighted-average shares outstanding - diluted	55	55			55	55
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions) (Unaudited)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$96	$15
Restricted cash and restricted cash equivalents	108	115
Accounts receivable, net	394	370
Inventories, net	197	201
Prepaid expenses and other current assets	211	242
Current assets of discontinued operations	—	61
Total current assets	1,005	1,005
Property and equipment, net	247	254
Subscriber system assets, net	2,981	3,006
Intangible assets, net	4,854	4,877
Goodwill	4,904	4,904
Deferred subscriber acquisition costs, net	1,324	1,176
Other assets	735	699
Noncurrent assets of discontinued operations	—	43
Total assets	$16,051	$15,964

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$196	$312
Accounts payable	154	277
Deferred revenue	248	255
Accrued expenses and other current liabilities	635	556
Current liabilities of discontinued operations	32	80
Total current liabilities	1,264	1,480
Long-term debt	7,511	7,513
Deferred subscriber acquisition revenue	2,068	1,915
Deferred tax liabilities	1,167	1,027
Other liabilities	224	219
Noncurrent liabilities of discontinued operations	16	21
Total liabilities	12,250	12,175

Total stockholders' equity	3,801	3,789
Total liabilities and stockholders' equity	$16,051	$15,964
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Cash flows from operating activities:
Net income (loss)	$190	$576	$501	$463
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization	341	330	1,345	1,389
Amortization of deferred subscriber acquisition costs	59	50	225	196
Amortization of deferred subscriber acquisition revenue	(89)	(81)	(346)	(309)
Share-based compensation expense	9	8	49	51
Deferred income taxes	52	118	140	125
Provision for losses on receivables and inventory	69	47	215	151
Loss on extinguishment of debt	5	17	5	17
Goodwill, intangible, and other asset impairments	3	7	24	529
(Gain) loss on sales of businesses	10	(649)	10	(649)
Unrealized (gain) loss on interest rate swap contracts	(16)	77	45	38
Other non-cash items, net	(88)	(3)	(34)	100
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Deferred subscriber acquisition costs	(95)	(91)	(366)	(387)
Deferred subscriber acquisition revenue	56	68	252	290
Other, net	(46)	(61)	(178)	(346)
Net cash provided by (used in) operating activities	460	412	1,885	1,658

Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(112)	(203)	(586)	(589)
Subscriber system asset expenditures	(117)	(150)	(523)	(631)
Purchases of property and equipment	(34)	(46)	(164)	(176)
Proceeds (payments) from sale of business, net of cash sold	3	1,609	(18)	1,609
Proceeds (payments) from interest rate swaps	(2)	—	(8)	—
Other investing, net	—	20	3	29
Net cash provided by (used in) investing activities	(261)	1,231	(1,295)	242

Cash flows from financing activities:
Proceeds from long-term borrowings	98	217	1,069	867
Proceeds from receivables facility	39	69	229	282
Proceeds (payments) from interest rate swaps	21	24	93	83
Repurchases of common stock	(147)	—	(241)	—
Repayment of long-term borrowings, including call premiums	(98)	(2,073)	(1,186)	(2,962)
Repayment of receivables facility	(54)	(56)	(257)	(200)
Dividends on common stock	(50)	(32)	(182)	(129)
Payments on finance leases	(6)	(11)	(29)	(44)
Proceeds (payments) from opportunity fund	(7)	(9)	(7)	(9)
Other financing, net	5	2	(4)	(32)
Net cash provided by (used in) financing activities	(199)	(1,869)	(515)	(2,144)

Cash and cash equivalents and restricted cash and restricted cash equivalents:
Net increase (decrease)	(1)	(226)	74	(244)
Beginning balance	205	356	130	374
Ending balance	$204	$130	$204	$130
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
NON-GAAP MEASURES
ADT sometimes uses information (“non-GAAP financial measures”) that is derived from the consolidated financial statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under SEC rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.
The following information includes definitions of the Company’s non-GAAP financial measures used in this release, reasons management believes these measures are useful to investors regarding the Company’s financial condition and results of operations, additional purposes, if any, for which management uses the non-GAAP financial measures, and limitations to using these non-GAAP financial measures, as well as reconciliations of these non-GAAP financial measures to the most comparable GAAP measures. Each non-GAAP financial measure is presented following the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The limitations of non-GAAP financial measures are best addressed by considering these measures in conjunction with the appropriate GAAP measures. In addition, computations of these non-GAAP measures may not be comparable to other similarly titled measures reported by other companies.
With regard to the Company’s financial guidance for 2025, the Company is not providing a quantitative reconciliation for forward-looking Adjusted EBITDA to GAAP income (loss) from continuing operations, Adjusted EPS to GAAP diluted income (loss) per share from continuing operations, or Adjusted Free Cash Flow (including interest rate swaps) to GAAP net cash provided by operating activities, which are the most directly comparable respective GAAP measures. These GAAP measures cannot be reliably predicted or estimated without unreasonable effort due to their dependence on future uncertainties, such as the adjustment of items used in the following reconciliations. Additionally, information not currently available to the Company about other adjusting items could have a potentially unpredictable and potentially significant impact on future GAAP financial results.
Unless otherwise noted, non-GAAP measures herein reflect the results of the Company’s continuing operations. Through the second quarter of 2024, Free Cash Flow, Adjusted Free Cash Flow, and Adjusted Free Cash Flow (including interest rate swaps) reflect the results of both continuing and discontinued operations. Beginning in the third quarter of 2024, all remaining cash flows attributable to activities of the solar business have been excluded from these measures as the business was substantially wound down.

ADT INC. AND SUBSIDIARIES
NON-GAAP MEASURES
Free Cash Flow, Adjusted Free Cash Flow, and Adjusted Free Cash Flow including interest rate swaps
The Company defines Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. The Company defines capital expenditures to include accounts purchased through the Company’s network of authorized dealers or third parties outside of the Company’s authorized dealer network, subscriber system asset expenditures, and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
The Company defines Adjusted Free Cash Flow as Free Cash Flow adjusted for net cash flows related to (i) net proceeds or payments from the Company’s consumer receivables facility; (ii) restructuring and integration payments; (iii) integration-related capital expenditures; and (iv) transaction costs and other payments or receipts that may mask operating results or business trends. Adjusted Free Cash Flow including interest rate swaps reflects Adjusted Free Cash Flow plus net cash settlements on interest rate swaps presented outside of net cash provided by (used in) operating activities.
The Company believes the presentations of these non-GAAP measures are appropriate to provide investors with useful information about the Company’s ability to repay debt, make other investments, and pay dividends. The Company believes the presentation of Adjusted Free Cash Flow is also a useful measure of the cash flow attributable to normal business activities, inclusive of the net cash flows associated with the acquisition of subscribers, as well as the Company’s ability to repay other debt, make other investments, and pay dividends. Further, Adjusted Free Cash Flow including interest rate swaps is a useful measure of Adjusted Free Cash Flow inclusive of all cash interest.
There are material limitations to using these non-GAAP measures. These non-GAAP measures adjust for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash available than the most comparable GAAP measure. These non-GAAP measures are not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted.
The non-GAAP measures in the table below include cash flows associated with both continuing and discontinued operations consistent with the applicable GAAP presentation on the Statement of Cash Flows.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2024	2023	2024	2023
Net cash provided by (used in):
Operating activities	$460	$412	$1,885	$1,658
Investing activities	$(261)	$1,231	$(1,295)	$242
Financing activities	$(199)	$(1,869)	$(515)	$(2,144)

Net cash provided by (used in) operating activities	$460	$412	$1,885	$1,658
Dealer generated customer accounts and bulk account purchases	(112)	(203)	(586)	(589)
Subscriber system asset expenditures	(117)	(150)	(523)	(631)
Purchases of property and equipment	(34)	(46)	(164)	(176)
Free Cash Flow	197	13	612	262
Net proceeds (payments) from receivables facility	(15)	14	(28)	81
Restructuring and integration payments(1)	3	16	33	43
Tax payments associated with gain on divestitures	—	25	—	25
Other, net(2)	20	26	42	30
Adjusted Free Cash Flow	$205	$94	$659	$442
Interest rate swaps presented outside operating activities(3)	19	24	85	83
Adjusted Free Cash Flow (including interest rate swaps)	$224	$117	$744	$525
Note: amounts may not sum due to rounding
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(1)During 2024, primarily includes costs related to the ADT Solar Exit. During 2023, primarily includes costs associated with the solar business.
(2)During 2024, primarily includes net payments related to the solar business, settlement costs associated with the termination of our pension plan, and third-party costs associated with a multi-year implementation of a new ERP system that the Company will not continue to incur once the ERP system is fully implemented. During 2023, primarily includes separation costs related to the Commercial Divestiture.
(3)Includes net settlements related to interest rate swaps presented outside of net cash provided by (used in) operating activities.

ADT INC. AND SUBSIDIARIES
NON-GAAP MEASURES
Adjusted EBITDA from Continuing Operations (“Adjusted EBITDA”) and Adjusted EBITDA Margin from Continuing Operations (“Adjusted EBITDA Margin”)
The Company believes Adjusted EBITDA is useful to investors to measure the operational strength and performance of its business. The Company believes the presentation of Adjusted EBITDA is useful as it provides investors additional information about operating profitability adjusted for certain non-cash items, non-routine items the Company does not expect to continue at the same level in the future, as well as other items not core to its operations. Further, the Company believes Adjusted EBITDA provides a meaningful measure of operating profitability because the Company uses it for evaluating business performance, making budgeting decisions, and comparing company performance against other peer companies using similar measures.
The Company defines Adjusted EBITDA as income (loss) from continuing operations adjusted for (i) interest; (ii) taxes; (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets; (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions; (v) share-based compensation expense; (vi) merger, restructuring, integration, and other items; (vii) impairment charges; and (viii) non-cash, non-routine, or other adjustments or charges not necessary to operate our business.
There are material limitations to using Adjusted EBITDA as it does not include certain significant items which directly affect income (loss) from continuing operations (the most comparable GAAP measure).
The discussion above is also applicable to Adjusted EBITDA margin, which is calculated as Adjusted EBITDA as a percentage of total revenue.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2024	2023	2024	2023
Income (loss) from continuing operations	$197	$107	$619	$450
Interest expense, net	82	169	441	570
Income tax expense (benefit)	29	41	196	161
Depreciation and intangible asset amortization	341	327	1,343	1,335
Amortization of deferred subscriber acquisition costs	59	50	225	188
Amortization of deferred subscriber acquisition revenue	(89)	(81)	(346)	(302)
Share-based compensation expense	9	8	49	39
Merger, restructuring, integration and other(1)	9	7	24	39
Unrealized gain (loss) on interest rate swaps(2)	3	17	18	17
Other, net(3)	11	(16)	10	(16)
Adjusted EBITDA from continuing operations	$653	$627	$2,578	$2,481

Income (loss) from continuing operations to total revenue ratio	16%	9%	13%	10%
Adjusted EBITDA Margin (as percentage of Total Revenue)	52%	53%	53%	53%
Note: amounts may not sum due to rounding
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(1)During 2024, primarily relates to restructuring costs. During 2023, primarily includes integration and third-party strategic optimization costs, as well as restructuring costs.
(2)Includes the unrealized gain or loss on interest rate swaps presented in other income (expense).
(3)During 2023 primarily represents the gain on sale of a business and other investment, partially offset by loss on extinguishment of debt.

ADT INC. AND SUBSIDIARIES
NON-GAAP MEASURES
Adjusted Income (Loss) from Continuing Operations (“Adjusted Income (Loss)”) and Adjusted Diluted Income (Loss) per Share from Continuing Operations (“Adjusted Diluted Income (Loss) per Share” or “Adjusted EPS”)
The Company defines Adjusted Income (Loss) as income (loss) from continuing operations adjusted for (i) merger, restructuring, integration, and other; (ii) share-based compensation expense; (iii) unrealized gains and losses on interest rate swap contracts not designated as hedges; (iv) impairment charges; (v) non-cash, non-routine, or other adjustments or charges not necessary to operate our business; and (vi) the impact these adjusted items have on taxes.
Adjusted Diluted Income (Loss) per share is Adjusted Income (Loss) divided by diluted weighted-average shares outstanding of common stock. When the control number for the GAAP calculation is negative, diluted weighted-average shares outstanding of common stock does not include the assumed conversion of Class B common stock and other potential shares, such as share-based compensation awards, to shares of common stock.
The Company believes Adjusted Income (Loss) and Adjusted Diluted Income (Loss) per share are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although these measures may not be directly comparable to similar measures reported by other companies.
There are material limitations to using these measures, as they do not reflect certain significant items which directly affect income (loss) from continuing operations and related per share amounts (the most comparable GAAP measures).

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2024	2023	2024	2023
Income (loss) from continuing operations	$197	$107	$619	$450
Merger, restructuring, integration, and other(1)	9	7	24	39
Share-based compensation expense	9	8	49	39
Interest rate swaps, net(2)	(16)	77	45	64
Other, net(3)	11	(16)	10	(16)
Tax impact on adjustments(4)	(35)	(15)	(62)	(27)
Adjusted Income (Loss) from continuing operations	$176	$168	$685	$549

Weighted-average shares outstanding - diluted(5):
Common Stock	895	919	909	919
Class B Common Stock	55	55	55	55

Income (loss) per share from continuing operations - diluted:
Common Stock	$0.21	$0.11	$0.66	$0.47
Class B Common Stock	$0.21	$0.11	$0.66	$0.47

Adjusted Diluted Income (Loss) per share(6)	$0.20	$0.18	$0.75	$0.60
Note: amounts may not sum due to rounding.
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(1)During 2024, primarily relates to restructuring costs. During 2023, primarily includes integration and third-party strategic optimization costs, as well as restructuring costs.
(2)Primarily includes unrealized (gains) or losses on interest rate swaps presented in interest expense, net and other income (expense). During 2023, includes $25 million associated with the reclassification to interest expense, net from accumulated other comprehensive income of historical losses related to certain interest rate swaps for which the Company previously applied hedge accounting but for which the cash flows are probable of not occurring as a result of the partial redemption of the Company’s First Lien Term Loan due 2026.
(3)During 2023 primarily represents the gain on sale of a business and other investment, partially offset by loss on extinguishment of debt.
(4)Represents the tax impact on adjustments, using the federal and state blended statutory rate. During 2024, also includes tax reserve releases of approximately $30 million associated with the ADT Security Company’s separation from Tyco.
(5)Refer to the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for further discussion regarding the computation of diluted weighted-average shares outstanding of common stock.
(6)Calculated as Adjusted Income (Loss) divided by diluted weighted-average shares outstanding of common stock.

ADT INC. AND SUBSIDIARIES
NON-GAAP MEASURES
Leverage Ratios

Net Leverage Ratio is calculated as the ratio of net debt to last twelve months (“LTM”) Adjusted EBITDA from continuing operations. Net debt is calculated as total debt excluding the Receivables Facility, including capital leases, minus cash and cash equivalents. Refer to the discussion on Adjusted EBITDA for descriptions of the differences between Adjusted EBITDA and net income (loss) from continuing operations, which is the most comparable GAAP measure. The Company believes Net Leverage Ratio is a useful measure of the Company's credit position and progress towards leverage targets. There are material limitations to using Net Leverage Ratio as the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.

(in millions)	December 31, 2024	December 31, 2023
Total debt (book value)(1)	$7,707	$7,826
LTM Income (loss) from continuing operations	$619	$450
Debt to income (loss) from continuing operations ratio	12.4x	17.4x

(in millions)	December 31, 2024	December 31, 2023
Revolver	$—	$—
Term loans	1,984	2,001
First lien and ADT notes	4,100	4,200
Receivables facility	408	436
Finance leases and other(2)	69	88
Total first lien debt	$6,561	$6,724
Second lien notes	1,300	1,300
Total debt(3)	$7,861	$8,024

Less: Cash and cash equivalents	(96)	(15)
Less: Receivables Facility	(408)	(436)
Net debt	$7,357	$7,574

LTM Adjusted EBITDA from continuing operations	$2,578	$2,481
Net leverage ratio	2.9x	3.1x
Note: amounts may not sum due to rounding
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(1)Excludes Solar finance leases consistent with the GAAP presentation as a discontinued operation.
(2)Includes debt related to Solar business.
(3)Debt instruments are stated at face value.